NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-820-6655
414-747-2890 Fax

Release date: March 1, 2006

Ladish to Build New Isothermal Forging Press

(Cudahy, WI) – Ladish Co., Inc. (www.ladishco.com) (“Ladish”) announced today its plans to build a new isothermal forging press at its plant in Cudahy, Wisconsin. Isothermal forging is an advanced, high-technology forging process for aerospace materials. It is the process of choice for manufacturing critical, rotating, near-net-shape jet engine components. Ladish currently has two isothermal presses, one rated at 4,500 tons and the world’s largest, rated at 10,000 tons.

“Ladish has always been at the vanguard of forging technology,” said Kerry L. Woody, the company’s President and CEO. “This project marks another milestone for Ladish. Since the early 1970‘s when we built the world’s first isothermal press, we have pioneered the development of the isothermal process, working hand in hand with jet engine manufacturers and raw material suppliers. The new unit will be larger and more productive than our existing equipment and will allow us to improve service to customers. Locating the new press next to our other two isothermal resources allows us to take full advantage of the engineering and operational expertise of our Wisconsin workforce.”

“Airbus and Boeing are demanding engine makers such as GE and Rolls-Royce provide commercial engines with significantly improved fuel efficiency and fewer emissions,” noted Gary Vroman, Ladish Vice President of Sales and Marketing. “Engine manufacturers can only achieve this goal by using superalloy materials and these materials must be forged on an isothermal press. Market demand is now at an all-time high—and projected to go even higher as the world’s airlines upgrade their fleets. We have an 18-24 month projected installation timeline to support a market showing every sign of sustainable growth. There is simply no company better equipped than Ladish to respond to this materials-technology requirement.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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